Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”) made as of April 26, 2012 (the “Effective Date”), by and between Somaxon Pharmaceuticals, Inc., a Delaware corporation, having a place of business at 10935 Vista Sorrento Parkway, Suite 250, San Diego, California 92130, USA, (“Somaxon”), and CJ CheilJedang Corporation, a corporation duly incorporated under the laws of the Republic of Korea with its registered address at CJ Cheiljedang Center, 330, Dongho-ro, Jung-gu, Seoul, 100-400, Korea (“Licensee”). Somaxon and Licensee may hereinafter be referred to individually as a “Party” or collectively as the “Parties.”

WHEREAS, Somaxon and Licensee have entered into a License Agreement effective as of the Effective Date (as amended from time to time) (the “License Agreement”), under which Somaxon grants Licensee an exclusive right to Commercialize the Licensed Product in the Field in the Territory (all terms as defined in the License Agreement).

WHEREAS, in connection with the License Agreement, Somaxon and Licensee desire to enter into this Agreement in order to set forth the terms and conditions under which Somaxon shall manufacture (or cause to be manufactured), supply and sell and Licensee will purchase Bulk Product (as hereinafter defined).

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings. Any capitalized terms used in this Agreement which are not defined in this Article I shall have the meanings ascribed to them pursuant to the License Agreement.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Bulk Product” means the Licensed Products listed on Schedule A, released as a finished good, unlabeled and packaged as set forth on Schedule A.

“cGMP” means the rules concerning current good manufacturing practices specified by the EU/PIC guidelines (and the corresponding national laws and regulations), the FDA regulations codified in the United States Code of Federal Regulations, or any other comparable regulatory criteria or guidelines as applicable, all as amended from time to time.

“Cost of Goods Sold” means actual costs to produce commercial supplies of Bulk Product calculated on a per Unit basis, to the extent that such costs would be included in accordance with U.S. generally accepted accounting principles, including: (a) the amounts paid by Somaxon or its Affiliates for (i) Manufacturing Bulk Product, (ii) transporting, storing and insuring Licensed Product, and (iii) testing Bulk Product, including with respect to the foregoing subsections (i)—(iii), all taxes (other than income taxes) and customs duty charges imposed by governmental authorities with respect thereto; (b) to the extent not included in subsection (a), the direct costs and charges incurred by Somaxon or its Affiliates in connection with the Manufacture, testing, storing, insuring and transportation of the Bulk Product, including direct internal costs with respect thereto; (c) to the extent not included in subsection (a), Somaxon’s or its Affiliate’s intellectual property acquisition and licensing costs (including royalties) paid to Third Parties (i) directly allocable to the Licensed Product to the extent that such intellectual property is required for the Manufacture of such Licensed Product in the country of manufacture and (ii) actually incurred by Somaxon or its Affiliates and not otherwise reimbursed by or paid for by any Third Parties, but excluding the ProCom Payments, and, generally, any costs and charges allocable to overhead or other indirect costs.

“Discretionary Change” has the meaning set forth in Section 4.3(b).

“Deficiency Notice” has the meaning set forth in Section 4.2(c).

“Effective Date” has the meaning set forth in the Preamble of this Agreement.

“Encumbrances” means any lien, pledge, security interest, right of first refusal, option, title defect, license, restriction, or other adverse claim or interest or encumbrance of any kind or nature whatsoever, whether or not perfected, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership.

“Forms” has the meaning set forth in Section 3.6.

“Global Supply Chain” has the meaning set forth in Section 4.3(a).

“Licensed Product” means Silenor® (doxepin), and all other formulations or dosage strengths of doxepin or other Improvements Controlled by Somaxon during the Term, but specifically excluding any doxepin isomers, metabolites or OTC Products.

“Licensee” has the meaning set forth in the Preamble of this Agreement.

“Minimum Run Quantities” means the minimum number of batches, bottles or blisters of a Licensed Product to be produced during the same cycle of manufacturing as set forth in Schedule 3.1.

“Non-Conformity” or “Non-Conforming” means the failure of Bulk Product to conform to the Specifications, the Product Labels and Inserts, cGMP, the Quality Agreement and/or applicable Law (as long as such Law requires the Bulk Product to be materially consistent with Somaxon’s U.S. New Drug Application for Silenor).

“Patheon Agreement” means that certain Manufacturing Services Agreement between Somaxon and Patheon Pharmaceuticals Inc. (“Patheon”) dated February 1, 2006, as amended by that certain Amendment to Manufacturing Services Agreement dated June 19, 2008 and that certain Amendment No. 2 to Manufacturing Services Agreement dated October 1, 2008, as the same may be further amended from time to time.

“Permits” has the meaning set forth in Section 2.2(a)(iv).

“Purchase Order” has the meaning set forth in Section 3.3(a).

“Purchase Order Default Supplies” has the meaning set forth in Section 3.5(b).

“Purchase Order Failure” has the meaning set forth in Section 3.5(b).

“Purchase Order Failure Notice” has the meaning set forth in Section 3.5(b).

“Recall” has the meaning set forth in Section 4.5(a).

“Rejected Bulk Product” has the meaning set forth in Section 4.2(a).

“Required Changes” has the meaning set forth in Section 4.3(a).

“Sample Transfer Price” shall mean the Cost of Goods Sold per Unit; provided the quantity of such samples of Licensed Product shall be consistent with the then-most-recent binding forecast, or otherwise as mutually agreed upon by the Parties in writing.

“Shelf Life” means the length of time that a Licensed Product remains stable, as required by applicable Law, without degrading to unacceptable levels (as such unacceptable levels are set forth in the applicable Specifications).

“Somaxon” has the meaning set forth in the Preamble of this Agreement.

“Somaxon Manufacturing Responsibilities” has the meaning set forth in Section 4.5(c).

“Specifications” means all applicable specifications for the Bulk Product in the Marketing Approval in the United States.

“Subcontractor” means any Third Party contracted by Somaxon or its Affiliates to perform any Somaxon Manufacturing Responsibilities.

“Term” has the meaning set forth in Section 6.1.

“Trading Services Procedure” has the meaning set forth in Section 3.3(b).

“Transfer Price” means the ***; provided, the quantity of Licensed product shall be consistent with the then-most-recent binding forecast, or otherwise as mutually agreed upon by the Parties in writing.

“Unit” means a single dose of Bulk Product.

ARTICLE II

MANUFACTURE AND SUPPLY OF PRODUCT

2.1 Engagement.

(a) Subject to the terms and conditions set forth herein, Licensee hereby agrees to purchase, and Somaxon hereby agrees to manufacture or have manufactured, supply and sell to Licensee, during the Term, for use in the Territory, Bulk Product ordered by Licensee pursuant to the terms of this Agreement.

(b) Until such time as (i) Licensee has established a direct arrangement with Patheon for direct purchase of Bulk Product for Commercialization pursuant to Section 2.5(a), (ii) Licensee has established Second Source Supply pursuant to its license under the License Agreement and Section 2.7 hereof, or (iii) the Parties reach an alternative mutually agreeable arrangement for supply of Licensed Products, Licensee shall be obligated to purchase all requirements of it, its Affiliates and sublicensees for Bulk Product in the Territory from Somaxon under this Agreement.

(c) Subject to Section 2.5(b), Somaxon may delegate all or any portion of its obligations hereunder to a Subcontractor, provided that Somaxon shall remain fully liable pursuant to this Agreement despite any such delegation to a Subcontractor. Licensee acknowledges that, as of the Effective Date, Bulk Product is being manufactured by a Subcontractor at the assigned manufacturing facility on the terms and subject to the conditions set forth in the Patheon Agreement, which shall be fully applicable to the manufacturing services provided by Somaxon pursuant to this Agreement.

(d) Somaxon shall have the right to extend the rights granted to Somaxon in this Agreement or transfer its obligations under this Agreement to, or have its obligations or responsibilities under this Agreement performed by, one or more of its Affiliates upon prior written notice to Licensee. All applicable terms and conditions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended or transferred to the same extent as such terms and conditions apply to Somaxon.

(e) Notwithstanding anything herein to the contrary, the Parties agree that Somaxon may manufacture or have manufactured Licensed Product (i) for sale and distribution outside the Territory by Somaxon, its Affiliates and/or Third Parties, (ii) to satisfy its obligations to Licensee under this Agreement or the License Agreement, or (iii) for any non-clinical or clinical research purpose of Somaxon and its Affiliates or in support of any Regulatory Filings or other activities outside the Territory, provided that Somaxon shall promptly forward orders received for the Territory to Licensee.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.2 Representations and Warranties.

(a) Representations and Warranties of Somaxon. Somaxon warrants that:

(i) All Bulk Product supplied by Somaxon to Licensee hereunder, and the manufacturing, packaging, processing, storage, disposal and other handling of such Bulk Product by Somaxon and/or its Subcontractors, as applicable, shall (i) comply in all respects with all of the Specifications and the Quality Agreement, (ii) be consistent, as applicable, with the Marketing Approval (as long as the Marketing Approval is materially consistent with Somaxon’s U.S. New Drug Application for Silenor), and (iii) be manufactured in a manner compliant in all respects with cGMP and all applicable Law (as long as such Law requires the Bulk Product to be materially consistent with Somaxon’s U.S. New Drug Application for Silenor);

(ii) All Bulk Product supplied by Somaxon to Licensee hereunder shall, as of the time that such Bulk Product is delivered to Licensee pursuant to Section 3.4, have a minimum Shelf Life at the time of delivery of twelve (12) months less than the Shelf Life set forth in the Marketing Approval; provided that upon the previous written agreement of the Parties (e.g.: e-mail and/or facsimile), Somaxon may supply Bulk Product to Licensee with Shelf Life lower than that set forth above;

(iii) All Bulk Product supplied by Somaxon to Licensee hereunder shall not, as of the time that such Bulk Product is delivered to Licensee pursuant to Section 3.4, be adulterated or misbranded within the meaning set forth under the Act (as long as such Act requires the Bulk Product to be materially consistent with Somaxon’s U.S. New Drug Application for Silenor);

(iv) As of the Effective Date, Somaxon and/or its Subcontractors, as applicable, have all material permits, licenses, approvals, consents and authorities from any Governmental Bodies as necessary to lawfully and properly perform the manufacturing services contemplated by this Agreement (the “Permits”);

(v) Throughout the Term, Somaxon and/or its Subcontractors, as applicable, will maintain all material Permits; and

(vi) Upon transfer of the risk of loss related to Bulk Product, as provided in Section 3.4, good and valid title to such Bulk Product sold hereunder will be conveyed by Somaxon to Licensee free and clear of any Encumbrances created by Somaxon or its predecessors.

(vii) Somaxon warrants that all Somaxon Know-How, to the extent in the form of any tangible items that have been made available to Licensee, are to the best of its actual knowledge, accurate but not necessarily complete.

(viii) In addition to the foregoing, the representations and warranties made by Somaxon under Section 11 of the License Agreement shall be incorporated by reference herein.

(b) No Implied Representations or Warranties. OTHER THAN AS EXPRESSLY SET FORTH IN THIS SECTION 2.2, NEITHER PARTY MAKES OR GIVES ANY OTHER REPRESENTATIONS OR WARRANTIES UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WHATSOEVER, AND EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

2.3 Filling, Finishing and Final Packaging. Somaxon shall be responsible for supplying Bulk Product in accordance with Section 2.2. Licensee shall be responsible for final packaging of the Licensed Product for sale in the Territory in accordance with applicable Law, the Quality Agreement and the Product Labels and Inserts.

2.4 Product Labels and Inserts. Licensee shall be responsible for the content, design and delivery of all Product Labels and Inserts and shall ensure that the Product Labels and Inserts are consistent with applicable Law and the Marketing Approval. All Product Labels and Inserts which contain the name of Somaxon or its Affiliates (other than solely identifying Somaxon or its Affiliates or their Subcontractors as the licensor, manufacturer or supplier of the Licensed Product) or any Product Mark shall be subject to the prior written approval of Somaxon, not to be unreasonably withheld or delayed.

2.5 Subcontractors.

(a) Somaxon will use good-faith efforts to permit Licensee to (i) establish a direct arrangement with Patheon for direct purchase of Bulk Product for Commercialization or (ii) Manufacture or have Manufactured Licensed Product for Commercialization in the Territory pursuant to its License under the License Agreement and Section 2.7 hereof. In either circumstance, the Parties shall mutually agree to modify or terminate this Agreement, as applicable.

(b) Following the Effective Date, Somaxon shall not implement any Subcontractor arrangements (other than those that are in effect as of the Effective Date) so as to subcontract or outsource, in whole or in part, any of its obligations under this Agreement without providing at least thirty (30) days’ prior written notification to Licensee; provided however, if such event requires approval of any Governmental Body and the approval is required to Commercialize Licensed Product in the Territory, Licensee shall be entitled to be notified by Somaxon with sufficient time to receive such approval without a material and adverse impact on timely supply under this Agreement.

2.6 Limitations. Notwithstanding any other provision of this Agreement, all Bulk Product is supplied by Somaxon to Licensee hereunder solely and exclusively for sale in accordance with applicable Law in the Territory.

2.7 Second Source Supply.

(a) Licensee shall have the option, at its sole cost and expense and subject to the terms and conditions of this Agreement, to qualify one or more second-source suppliers for the Bulk Product (individually, a “Second-Source Supplier”). In the event that Licensee determines to qualify a Second-Source Supplier, it shall provide prior written notice to Somaxon, including such details as Somaxon reasonably requires to assess the qualifications of such Second-Source Supplier. Any such Second-Source Supplier shall be subject to the prior written consent of Somaxon, which shall not be unreasonably withheld or delayed. Any such Second-Source Supplier shall, as a condition of qualification provide reasonable and customary undertakings to Somaxon related to the protection of Somaxon’s Confidential Information.

(b) In addition, Somaxon shall, subject to the terms and conditions of this Agreement upon the reasonable request of Licensee following delivery of Somaxon’s written consent pursuant to Section 2.7(a) of this Agreement and Section 2.3.1 in the License Agreement, provide Licensee (and its Second-Source Supplier(s)) with any technical data incorporated in the Somaxon Know-How to give effect to the provisions of Section 2.5(a)(ii) and provide Licensee (and its Second-Source Supplier(s)) the documentation constituting the required material support, more particularly practical performance advice, shop practice, specifications as to materials to be used and control methods.

(c) Licensee shall pay for work conducted by or on behalf of Somaxon under Section 2.7(b) at a rate to be mutually agreed upon by the Parties.

(d) Licensee shall be solely responsible for making all Regulatory Filings in connection with any decision to seek approval of a Second-Source Supplier manufacturing facility for the Bulk Product (“Second Facility”).

(e) Notwithstanding Section 2.1, Licensee shall have the sole right to determine whether to use any Second Facility.

ARTICLE III

FORECASTING AND ORDERING

3.1 Order Quantities. Licensee shall place Purchase Orders which are multiples of the Minimum Run Quantities set forth in Schedule 3.1.

3.2 Forecasts.

(a) Rolling Forecasts. Six months prior to the launch date reasonably expected by Licensee in the Territory and prior to the first day of each Calendar Month thereafter, Licensee shall provide to Somaxon a good faith rolling forecast setting forth amounts of Bulk Product that Licensee expects in good faith to order for the first 12 Calendar Months following the expected launch date with respect to the first such forecast and for the 12-Calendar Month period following the delivery of the forecast thereafter. The Parties agree that the first four Calendar Months of such initial forecast and the fourth month of each such subsequent forecast shall be considered binding on Licensee; provided that Licensee shall have no obligation to make any purchases of, and Somaxon shall have no obligation to supply, Bulk Product hereunder until Marketing Approval has been obtained. Bulk Product amounts specified for the fifth through twelfth Calendar Month of each forecast shall be non-binding estimates of future Bulk Product requirements. Bulk Products specified in any such forecast shall be understood by the Parties to be non-film-coated Products.

(b) Three-Year Forecast. On or before the 1st day of October of each Calendar Year commencing not later than six months prior to the launch date reasonably expected by Licensee in the Territory, Licensee shall provide Somaxon with a written non-binding three-Calendar Year forecast (broken down by Calendar Month in the first Calendar Year and by Calendar Quarters for the second and third Calendar Years of the forecast) of the volume of each Bulk Product Licensee then anticipates will be required to be produced and delivered to Licensee during the three-Calendar Year period. Such three-Calendar Year forecast shall be updated on or before the 1st day of April in each Calendar Year. Bulk Products specified in any such forecast shall be understood by the Parties to be non-film-coated Products.

3.3 Orders.

(a) During the Term, Licensee shall place written purchase orders (each a “Purchase Order”) for Bulk Product on behalf of itself or any of its Affiliates or sublicensees in the Territory, not less than 100 days prior to the Licensee specified delivery date, in accordance with the applicable binding forecast set forth in Section 3.2 above. Each Purchase Order shall specify quantities by Licensed Product type, monthly delivery schedule and any other elements necessary to ensure the timely production and shipment of Bulk Product. The quantities of Bulk Product ordered in such Purchase Orders shall be firm and binding on Licensee and shall not be subject to reduction by Licensee.

(b) No later than 120 days after the Effective Date, the Parties shall mutually agree upon any additional logistics of the forecasting, ordering and delivery process (including the form of a certificate of analysis to be delivered with each Bulk Product shipment) (“Trading Services Procedure”), including names of contact persons for each Party and addresses. A sample form of Purchase Order is attached hereto as Exhibit 1. The Trading Services Procedure cannot be amended without the written agreement of the Parties.

(c) Somaxon will accept all Purchase Orders that comply with this Section 3.3 if they are not more than 115% of the amount most recently forecasted for the delivery period specified in the Purchase Order. Purchase Orders will be accepted or rejected via written notice of acceptance or rejection by Somaxon to Licensee. Somaxon shall use Commercially Reasonable Efforts to send notice of rejection or acceptance to Licensee as soon as reasonably practicable, provided that such notice must be given no later than 15 calendar days after receipt of the Purchase Order. In the event Licensee does not receive a notice of rejection within such period, the applicable Purchase Order shall be deemed to have been accepted by Somaxon.

(d) Somaxon shall use Commercially Reasonable Efforts to supply Bulk Product pursuant to each accepted Purchase Order in a timely manner; provided, that each order will be deemed to have been fully satisfied, as to quantity, if the quantity of Bulk Product actually delivered to Licensee is at least 90% of the quantity of Bulk Product set forth in the relevant Purchase Order, and in such event, Licensee shall be required to pay for the amount of conforming Bulk Product actually received in accordance with Article 5; provided, further, that Somaxon will use Commercially Reasonable Efforts to supply 100% of the quantity of Bulk Product ordered. In addition, Somaxon will use Commercially Reasonable Efforts to supply Bulk Product in excess of 100% of the amount most recently forecast for the delivery period specified in the Purchase Order.

(e) From time to time, due to significant unforeseen circumstances, and upon previous written agreement of the Parties (e.g.: e-mail and/or facsimile), Licensee may request, and Somaxon may deliver Bulk Product volumes in excess of those specified in any binding forecast or with delivery dates shorter than the periods specified in subsection (a) above. Prior to such written agreement, Somaxon shall notify Licensee whether, using Commercially Reasonable Efforts, it can provide Licensee with such excess Bulk Product volumes or by such expedited delivery date, provided that if compliance with such request would result in Somaxon incurring additional incremental costs, Somaxon shall so notify Licensee of such estimated costs, whereupon Licensee shall, at its option either: (i) agree to reimburse Somaxon for such additional incremental costs (including for any expedited means of shipping), or (ii) promptly amend its Purchase Order to reduce its order quantity to the forecast amount or adjust its delivery dates to comply with subsection (a), as applicable.

(f) Without limitation of any other remedy available to Licensee, in the event that Somaxon has insufficient inventory of Bulk Product to satisfy trade demand in the Territory and trade demand outside of the Territory during any applicable period: (i) Somaxon shall notify Licensee of the shortage as soon as possible; and (ii) Somaxon shall allocate for sale in the Territory, an amount of Bulk Product no less than (A) the aggregate amount of such Bulk Product available for distribution worldwide during such period, multiplied by (B) the quotient of (x) the aggregate trade demand for the Territory during the 12 months (or, if there is less than 12 months of historical data, such shorter period) immediately preceding such period, divided by (y) the aggregate amount of Bulk Product purchased by all customers worldwide during the 12 months (or such shorter period) immediately preceding such period. Licensee shall not be responsible for any breach of any terms or conditions of this Agreement to the extent such breach is caused by Somaxon having insufficient inventory of Bulk Product to satisfy trade demand in the Territory and trade demand outside of the Territory during any applicable period.

3.4 Shipment. Bulk Product to be delivered pursuant to the accepted Purchase Orders shall be delivered Ex-Works (Incoterms 2010) the manufacturing facility in the United States where Somaxon Manufactures or has Manufactured Bulk Product. All Bulk Product shall be shipped in accordance with the Specifications and applicable Law. Risk of loss or of damage to Bulk Products shall remain with Somaxon until Bulk Products are loaded on the carrier’s vehicle by Somaxon for shipment at the shipping point at which time risk of loss or damage shall transfer to the Licensee. Licensee shall be responsible for all import/export, transportation and distribution charges from this delivery site. Licensee shall arrange for insurance and shall select the freight carrier used to ship Bulk Products.

3.5 Late Delivery.

(a) Somaxon shall use Commercially Reasonable Efforts to meet the delivery dates and order quantities indicated in the Purchase Orders accepted pursuant to Section 3.3. If any circumstances occur that could reasonably be expected to result in any delivery delay or variation in quantity exceeding that set forth in Section 3.3(c), Somaxon shall, as soon as reasonably practicable, inform Licensee thereof in sufficient detail for Licensee to assess the likelihood that such delivery delay or variation in quantity will adversely affect its inventory situation. Any shipment delivered that is at least 90% of the quantity ordered and/or 15 Business Days of the delivery date specified on the relevant accepted Purchase Order will be considered as delivered on time.

(b) In the event that Somaxon is unable or otherwise fails to deliver Bulk Product pursuant to the applicable Purchase Order on time (as provided in the last sentence of subsection (a) of this Section 3.5), Somaxon shall be deemed to have committed a “Purchase Order Failure”. In the event of a Purchase Order Failure, Somaxon shall, as soon as reasonably possible (and in any event not later than 20 Business Days from the stated delivery date in the confirmed Purchase Order), notify Licensee in writing of such Purchase Order Failure, which notice (a “Purchase Order Failure Notice”) shall inform Licensee of the date on which Somaxon reasonably expects to be able to deliver Bulk Product subject to the Purchase Order Failure Notice (the “Purchase Order Default Supplies”) to Licensee. Somaxon shall use Commercially Reasonable Efforts to deliver the delayed Purchase Order Default Supplies promptly after the date of the Purchase Order Failure. Where and to the extent that any Purchase Order Failure is due to any Non-Conformity, and regardless of whether such Non-Conformity is detected by Somaxon prior to release or shipment of the applicable Bulk Product or by Licensee following delivery in accordance with the rejection procedure set forth in Section 4.2, following a determination of such Non-Conformity Somaxon shall be required to manufacture and deliver new Bulk Product to Licensee in accordance with Licensee’s ordered requirements as soon as reasonably practicable (and in any event shall commence manufacture not later than 30 days after such final determination). Licensee shall use Commercially Reasonable Efforts to mitigate any damages which it may suffer as a result of any Purchase Order Failure. Licensee shall not be responsible for any breach of any terms or conditions of this Agreement to the extent such breach is caused by Somaxon’s Purchase Order Failure.

3.6 Forms. The Parties recognize that, during the Term, a Purchase Order, acknowledgement form or similar routine document (collectively “Forms”) may be used to implement or administer provisions of this Agreement. Therefore, the Parties agree that the terms of this Agreement will prevail in the event of any conflict between this Agreement and the printed provision of such Forms, or typed provisions of Forms that add to, vary, modify or are at conflict with the provisions of this Agreement with respect to Bulk Product sold hereunder during the Term.

3.7 Relationship Manager. Each Party shall promptly following the execution of this Agreement appoint one of its employees to be a relationship manager responsible for liaison between the Parties with respect to Manufacture of Bulk Product hereunder. The relationship managers shall meet by teleconference or videoconference whenever necessary and appropriate to review the current status of the Manufacture relationship and manage any issues that have arisen.

ARTICLE IV

QUALITY ASSURANCE AND CHANGE MANAGEMENT

4.1 Quality Agreement. Within 180 days after the Effective Date, the Parties shall execute a Quality Agreement in connection with this Agreement (the “Quality Agreement”) which addresses the management of the quality elements related to Bulk Product. In the event of any conflict between the terms of this Agreement and the Quality Agreement, this Agreement shall prevail.

4.2 Rejected Bulk Product. Licensee shall use Commercially Reasonable Efforts to visually inspect each shipment of Bulk Product delivered to it hereunder for visible damage. In the event Somaxon supplies any Bulk Product to Licensee and it is established that such Bulk Product is Non-Conforming, the following shall apply:

(a) Licensee shall promptly notify Somaxon in writing within 25 days after receipt of such Non-Conforming Bulk Product, or in the case of any concealed or latent Non-Conformity, promptly in writing within 25 days upon discovery of such Non-Conformity but in no event after the expiration date of the Bulk Product (the “Rejected Bulk Product”);

(b) If no notification is made as stated in subsection (a) above, Licensee will be deemed to have accepted any delivered Bulk Product;

(c) Upon receipt of a notification under subsection (i) above (“Deficiency Notice”), Somaxon shall have 10 days to advise Licensee by notice in writing that it disagrees with the contents of such Deficiency Notice. If Licensee and Somaxon fail to agree within 10 days after Somaxon’s notice to Licensee as to whether any Rejected Bulk Product deviates from the Specifications or cGMP, then the Parties shall mutually select an independent laboratory within five(5) days of the Parties’ failure to agree, which independent laboratory shall evaluate if the Rejected Bulk Products deviate from the Specifications or cGMP. The Parties shall cause the independent laboratory to conduct its evaluation as promptly as practicable, and in any event within 20 days from the date of selection of the laboratory. Such evaluation shall be binding on the Parties, and if such evaluation certifies that any Rejected Bulk Product deviates from the Specifications or cGMP, Licensee may reject those Non-Conforming Bulk Products in the manner contemplated in this Section 4.2. If such evaluation does not so certify in respect of any such Rejected Bulk Product, then Licensee shall be deemed to have accepted delivery of such Rejected Bulk Product on the date the evaluation is delivered by the independent laboratory to the Parties. The expenses of such testing shall be borne by Somaxon if the Rejected Bulk Product is determined to be Non-Conforming Bulk Product, and otherwise by Licensee

(d) Licensee shall return the Non-Conforming Bulk Product to Somaxon or destroy it, as per Somaxon’s written request and instructions and at Somaxon’s sole cost and expense;

(e) Subject to subsection (f) below, provided that Licensee returns or destroys Rejected Bulk Product to Somaxon in accordance with subsection (d) and, upon Somaxon’s written request, delivers to Somaxon a certified destruction report of the Non-Conforming Bulk Product (if applicable), Somaxon shall promptly credit Licensee an amount equal to the price paid by Licensee for such Non-Conforming Bulk Product, including all freight, duties, taxes and insurance charges incurred by Licensee in connection with the delivery of the Non-Conforming Bulk Product; and

(f) To the extent that any concealed or latent defect causing the Non-Conformity is attributable to the actions, omissions or breach of this Agreement by Licensee, Somaxon shall not have any responsibility for the purchase price credit for such Non-Conforming Bulk Product nor bear any other costs, including freight, duties, taxes and insurance charges in connection with the delivery of new conforming Bulk Product, and Licensee shall, irrespective of such latent defect or Non-Conformity, pay the price for such Bulk Product supplied by Somaxon which is covered by this subsection (f).

(g) Subject to subsection (f) above, Licensee shall not be responsible for any breach of any terms or conditions of this Agreement to the extent such breach is caused by Non-Conforming Bulk Product.

4.3 Change Management.

(a) For changes that are required by applicable Law including any requirement of any Governmental Body, or for safety considerations exclusively applicable to the Manufacture of the Bulk Product (“Required Changes”), the Parties shall promptly meet to discuss such Required Changes and the impact of any such Required Changes on the global supply chain for the Licensed Product (the “Global Supply Chain”). In the event that the Required Change would reasonably be expected to have a material adverse effect on the Global Supply Chain, with prior written notice to Licensee as specified in Section 6.2, Somaxon shall have the right to terminate this Agreement pursuant to Section 6.2. In all other circumstances, subject to the Patheon Agreement, the Parties shall cooperate in making such Required Changes promptly. If the Required Change is required only for the Bulk Product in the Territory, the reasonable and documented out-of-pocket direct costs and expenses of implementing such Required Change shall be borne by Licensee. The costs and expenses of any other Required Change are to be shared pro-rata between Somaxon and Licensee based on the then-binding volume forecasts for Licensed Product outside the Territory as compared to within the Territory. Notwithstanding the foregoing, if the Required Change is required only for outside the Territory, the costs and expenses shall be borne by Somaxon.

(b) If Somaxon wishes to make a change that is not a Required Change (a “Discretionary Change”), including a change related to any manufacturing facility where the Bulk Product (or any of its components) is currently manufactured, the Parties shall discuss such Discretionary Change. Upon mutual consent, Somaxon shall be entitled to make such Discretionary Change and shall bear all the reasonable and documented out-of-pocket direct costs and expenses of implementing such Discretionary Change. Any Discretionary Changes desired by Licensee shall be discussed by the Parties and subject to the prior written consent of Somaxon, which may be withheld in its sole discretion, not to be unreasonably withheld or delayed.

4.4 Inspections. Upon reasonable notice to Somaxon and subject at all times to the terms and conditions of the applicable Somaxon agreement with the applicable Subcontractor, including, without limitation, the Patheon Agreement, Licensee and Governmental Bodies shall have the right to make site visits to all manufacturing facilities at which Bulk Product is or will be Manufactured, provided that (a) any such site visits shall be conducted only during reasonable times during normal business hours and shall be reasonable in duration and shall not unreasonably interfere with the day-to-day operations of such facility; and (b) all information obtained in connection with such visit (regardless of the form or medium) shall be Somaxon’s Confidential Information and subject to obligations of confidentiality set forth in Section 8.1. Licensee shall bear all costs and expenses associated with such inspections.

4.5 Recalls.

(a) Licensee shall administer all recalls or market withdrawals of the Licensed Product in the Territory (“Recall”) in accordance with applicable Laws and Licensee’s standard operating procedures used in connection with any recalls or withdrawals of Licensee products in the Territory. Licensee shall promptly consult with Somaxon with respect to any Recall proposed to be taken by Licensee (and in all events reasonably in advance of the taking of such Recall), including all Recalls that are reasonably likely to result in a material adverse effect on the marketability of the Licensed Product in or outside the Territory.

(b) Each Party shall promptly notify the other in writing of any order, request or directive of a court or other Governmental Body to Recall the Licensed Product of which such Party has notice of or is otherwise aware (but in any case, not later than 24 hours following such event (or earlier if required under applicable Law)).

(c) Somaxon shall bear the full and reasonable expenses of both Parties incurred in any Recall to the extent resulting from a failure of Somaxon (or its Subcontractors) to Manufacture Bulk Product in accordance with the warranties set forth in Section 2.2(a) (the “Somaxon Manufacturing Responsibilities”), and in all other circumstances Licensee shall bear the full and reasonable expenses of both Parties incurred in any Recall. If any Recall results in part from the failure of Somaxon (or its Subcontractor(s)) to Manufacture Bulk Product in accordance with Somaxon Manufacturing Responsibilities, Somaxon shall bear a pro rata portion of the full and reasonable expenses of both Parties incurred in any Recall based on its contribution to the particular facts of the Recall. Such expenses of Recall shall include the expenses of notification and destruction or return of the recalled Licensed Product, distribution of replacement Licensed Product and all sums paid by Third Parties for the recalled Licensed Product.

ARTICLE V

PRICE AND PAYMENT

5.1 Purchase Price. The purchase price for Bulk Product supplied by Somaxon to Licensee under this Agreement shall be the Transfer Price for each Unit.

5.2 Invoicing and Payment. Somaxon shall submit invoices to Licensee for purchased Bulk Product promptly after delivery of such Bulk Product in accordance with this Agreement. Licensee shall pay Somaxon by wire transfer of immediately available funds to an account designated in writing by Somaxon for each shipment of Bulk Product in the amount invoiced within 30 days after receipt of the applicable invoice, unless such shipment is rejected by Licensee pursuant to Section 4.2 of this Agreement. Each such invoice shall be deemed to be fully paid upon Somaxon’s receipt in full of such wire transfer.

5.3 Audit rights. Somaxon shall have the right to audit the books and records of Licensee to verify the accuracy of reports and payments made by Licensee hereunder solely in conjunction with any audit conducted by Somaxon pursuant to the License Agreement, and solely subject to and in accordance with the applicable terms set forth in the License Agreement which shall be incorporated by reference herein.

ARTICLE VI

TERM AND TERMINATION

6.1 Term. This Agreement shall become effective as of the Effective Date and shall continue until the date of expiration or termination of the License Agreement unless sooner terminated by pursuant to this Article VI.

6.2 Termination by Somaxon.

(a) Pursuant to Section 4.3(a), Somaxon may terminate this Agreement in the event that a Required Change would reasonably be expected to have a material adverse effect on the Global Supply Chain (including but not limited to the supply chain in the Territory), upon 90 days’ prior written notice to Licensee; provided that following delivery of such written notice to Licensee, Licensee shall not submit any Purchase Orders or otherwise require Somaxon to abide by any Required Change with respect to Bulk Product delivered thereafter. Upon termination of this Agreement pursuant to this Section 6.2(a), the License Agreement shall not automatically terminate.

(b) Somaxon may terminate this Agreement at any time after any final regulatory approval necessary to market and sell a Generic Competing Product in the United States, upon not less than six months’ prior written notice to Licensee. For clarity, upon termination of this Agreement pursuant to this Section 6.2(b), the License Agreement shall not terminate.

6.3 Termination Upon Other Events.

(a) If the Parties mutually agree to terminate this Agreement, as set forth in Section 2.5(a), they shall also agree on the terms and conditions that shall apply to such termination. For clarity, upon termination of this Agreement pursuant to this Section 6.3(a), the License Agreement shall not terminate.

(b) Licensee shall have the right (but not the obligation) upon ten Business Days notice to Somaxon to terminate this Agreement in the event that ***. For clarity, upon termination of this Agreement pursuant to this Section 6.3(b), the License Agreement shall not terminate.

(c) Licensee shall have the right (but not the obligation) upon ten Business Days notice to Somaxon to terminate this Agreement in the event that over a 3-month period, Somaxon fails to supply to Licensee at least 70% of the volumes of Bulk Product indicated in the then applicable binding Purchase Orders for Bulk Product to be delivered within such period. For clarity, upon termination of this Agreement pursuant to this Section 6.3(c), the License Agreement shall not terminate.

(d) If a Party breaches any of its material obligations under the Agreement, the Party not in default may deliver to the breaching Party a written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this Agreement if such breach is not curable, or if not cured within 60 days. If such breach is not curable, or is not cured within 60 days after the receipt of such notice, the Party not in default shall be entitled to terminate this Agreement in its entirety, effective immediately upon written notice to the other Party. For clarity, upon termination of this Agreement pursuant to a this Section 6.3(d), the License Agreement shall not terminate.

6.4 Effect of Expiration and Termination.

(a) Where this Agreement expires or is terminated (i) due to the termination of the License Agreement for any reason or (ii) pursuant to Section 6.2(a), 6.3(a) or 6.3(b), or Section 6.3(d) where Somaxon is the terminating party, Somaxon will be entitled, at its option, to fill or cancel any Purchase Orders that were submitted by Licensee or its Affiliates prior to such termination. If Somaxon elects to fill any such Purchase Orders, Somaxon shall use Commercially Reasonable Efforts to fill any such Purchase Orders. If Somaxon elects not to fill any such Purchase Orders, Licensee shall be liable to reimburse Somaxon for the actual costs (including raw material costs) incurred in connection with Purchase Orders that Somaxon had started to manufacture prior to the expiration or termination of this Agreement and that are canceled by Somaxon pursuant to this Section 6.4(a).

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(b) Where this Agreement is terminated pursuant to Section 6.2, within 90 days of delivery of the termination notice, Somaxon shall provide to Licensee, at Somaxon’s cost and expense, a copy of all items of Somaxon Know-How reasonably necessary to permit Licensee to continue to Manufacture Bulk Product so long as such items are reasonably accessible to Somaxon.

(c) Where this Agreement expires or is terminated, Licensee shall be entitled to use any remaining unsold inventory of the Bulk Product supplied hereunder as permitted under the License Agreement. In the event the License Agreement is also terminated, License shall have one (1) year (the “Sell-Off Period”) to sell off any of Licensee’s remaining unsold inventory of Licensed Product in accordance with Article 13.3.3 (D) of the License Agreement.

(d) Termination of this Agreement shall not relieve the Parties of any liability that accrued hereunder prior to the effective date of termination hereunder. In addition, termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

(e) The following Articles and Sections of this Agreement shall survive the expiration or termination of this Agreement for any reason: Sections 4.1 and 6.4, ARTICLE 7 and 8, and ARTICLE 1 to the extent that any defined terms in ARTICLE 1 are used in the foregoing Sections and Articles.

ARTICLE VII

INDEMNIFICATION; INSURANCE

7.1 Indemnification by Licensee. Licensee shall indemnify, defend and hold each Somaxon Indemnitee harmless from and against any and all Losses arising out of any Third Party claim, suit or proceeding arising out of or related to: (a) the negligence, reckless or willful misconduct of any Licensee Indemnitee in performing Licensee’s obligations under this Agreement; (b) any breach or violation by any Licensee Indemnitee of, or failure to perform by any Licensee Indemnitee of, any representation, warranty, covenant, or other obligation in this Agreement, unless waived in writing by Somaxon; (c) any violation of applicable Law by any Licensee Indemnitee in connection with performing its obligations under this Agreement; and (d) any claim or liability arising from Licensee’s exploitation of the licenses granted under the License Agreement; excluding, in each case, any Loss for which Somaxon has an obligation to indemnify an Licensee Indemnitee pursuant to Section 7.2 or pursuant to the License Agreement, as to which Loss each Party shall indemnify the other to the extent of their respective liability for such Loss.

7.2 Indemnification by Somaxon. Somaxon shall indemnify, defend and hold each Licensee Indemnitee harmless from and against any and all Losses arising out of any Third Party claim, suit or proceeding arising out of or related to: (a) the negligence, reckless or willful misconduct of any Somaxon Indemnitee in performing Somaxon’s obligations under this Agreement; (b) any breach or violation by any Somaxon Indemnitee of, or failure to perform by any Somaxon Indemnitee of, any representation, warranty, covenant, or other obligation in this Agreement, unless waived in writing by Licensee; (c) any violation of applicable Law by any Somaxon Indemnitee in connection with performing its obligations under this Agreement; (d) Non-Conformity of Bulk Product supplied by Somaxon under this Agreement; and (e) any liability arising from Somaxon’s agreements with its Subcontractor(s); excluding, in each case, any Loss for which Licensee has an obligation to indemnify a Somaxon Indemnitee pursuant to Section 7.1 or pursuant to the License Agreement, as to which Loss each Party shall indemnify the other to the extent of their respective liability for such Loss.

7.3 Notification of Claims; Conditions to Indemnification Obligations. The procedures that apply to a claim for indemnification pursuant to this Article 7 are set forth in Section 12.4 (Notification of Claims; Conditions to Indemnification Obligations) of the License Agreement (substituting references to “Article 12” therein with “Article 7”) and shall be incorporated by reference herein.

7.4 No Consequential Damages. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES, EMPLOYEES, OFFICERS, DIRECTORS OR AGENTS BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES, EMPLOYEES, OFFICERS, DIRECTORS OR AGENTS FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE LICENSE AGREEMENT, EVEN IF SUCH DAMAGES MAY HAVE BEEN FORESEEABLE; PROVIDED THAT SUCH LIMITATION SHALL NOT APPLY IN THE CASE OF EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE VII OF THIS AGREEMENT OR ARTICLE 12 OF THE LICENSE AGREEMENT.

7.5 Insurance. The terms and provisions of Section 12.5 (Insurance) of the License Agreement shall be incorporated by reference herein.

ARTICLE VIII

CONFIDENTIALITY; DISPUTE RESOLUTION

8.1 Confidentiality. Each Party hereto acknowledges that the information being provided to it in connection with this Agreement and transactions contemplated hereby is subject to Article 10 (Confidentiality) of the License Agreement, the terms of which are incorporated herein by reference.

8.2 Dispute Resolution. The terms and provisions of Article 14 (Dispute Resolution) of the License Agreement shall be incorporated by reference herein.

ARTICLE IX

MISCELLANEOUS

The terms and provisions of Article 15 (Miscellaneous Provisions) of the License Agreement shall be incorporated by reference herein.

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[Signature Page to Supply Agreement]

IN WITNESS WHEREOF, the Parties have caused this Supply Agreement to be executed and delivered by their respective duly authorized officers as of the day and year first above written, each copy of which shall for all purposes be deemed to be an original.

SOMAXON PHARMACEUTICALS, INC.		CJ CHEILJEDANG CORPORATION

By:	/s/ Richard W. Pascoe	By:	/s/ Seok-Hee Kang
Name: Richard W. Pascoe		Name: Seok-Hee Kang
Title: President and CEO		Title: Executive Vice President Head of Pharmaceutical Business

Exhibit 1 to Supply Agreement

Form of Purchase Order

Schedule A

Silenor® 3 and 6 mg uncoated tablets, packaged as specified in the Patheon Agreement.

Schedule 3.1

Minimum Run Quantities

Silenor 3mg	Silenor 6mg
***	*	**

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.